UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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WESTLAND DEVELOPMENT CO., INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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401 Coors Blvd. N.W. Albuquerque, New Mexico 87121 (505) 831-9600 Fax (505) 831-4865 1-800-726-3250

October 27, 2006

Dear Shareholders:

Enclosed is a personalized registration card for the Monday, November 6, 2006 special meeting of Westland shareholders. This registration card contains all of the necessary information you will need to register and will expedite your entrance to the meeting room. Please place this registration card in your purse or wallet now so that you’ll have it with you on November 6th.

The meeting, as reported, will be held at 10 a.m. in the Kiva Auditorium of the Albuquerque Convention Center. If you plan to attend the meeting, please arrive and register any time between 7 a.m. and 10 a.m. There will be space provided in front of the podium for persons in wheelchairs and their assistants. The first two rows will be reserved for the elderly and people with hearing, seeing or other disabilities.

A limited number of free parking stalls will be available at the Convention Center Garage located at the intersection of Martin Luther King Boulevard and Broadway Boulevard. Please arrive early to take advantage of this limited free parking. Metered parking is available on the streets surrounding the Convention Center.

If you have not voted by returning your proxy, please do so as soon as possible. This is the easiest way to vote your shares. SunCal Companies is directing and handling proxy solicitations. Westland’s board and management are not involved in this process. However, Westland’s board of directors asks you to vote in favor of (“for”) the merger and mail in your proxy.

Westland’s board of directors looks forward to seeing you at the meeting. I had not written sooner since SunCal is handling proxy solicitation, but so many shareholders have asked to hear from me that I thought it would be a good idea to include this letter with the enclosed registration card.

It has been one of my life’s greatest pleasures to serve as President and CEO of Westland since 1989. I sincerely appreciate your support and loyalty over these many years. Remember, our office doors are always open to shareholders.

If you have any further questions, please contact Linda Blair at (505) 831-9600 for more details.

Best wishes,

Barbara Page

President & CEO